EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                BAAR GROUP, INC.

                                       AND

                                ATEC GROUP, INC.

                                November 25, 2002

                                TABLE OF CONTENTS


1.       DEFINITIONS...........................................................1


2.       BASIC TRANSACTION.....................................................4

         (a)      Purchase and Sale of Assets................................4-5
         (b)      Assumption of Liabilities....................................5
         (c)      Purchase Price...............................................5
         (d)      The Closing..................................................5
         (e)      Deliveries at the Closing....................................5

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................6

         (a)      Organization of the Seller...................................6
         (b)      Authorization of Transaction.................................6
         (c)      Noncontravention...........................................6-7
         (d)      Brokers' Fees................................................7
         (e)      Title to Assets..............................................7
         (f)      Subsidiaries.................................................7
         (g)      Financial Statements.........................................7
         (h)      Events Subsequent to Most Recent Fiscal Year End...........7-8
         (i)      Undisclosed Liabilities......................................8
         (j)      Legal Compliance.............................................8
         (k)      Tax Matters..................................................8
         (l)      Real Property................................................8
         (m)      Intellectual Property......................................8-9
         (n)      Inventory....................................................9
         (o)      Contracts.................................................9-10
         (p)      Notes and Accounts Receivable...............................10
         (q)      Powers of Attorney..........................................10
         (r)      Insurance...................................................10
         (s)      Litigation..................................................10
         (t)      Product Warranty.........................................10-11
         (u)      Employees...................................................11
         (v)      Employee Benefits........................................11-12
         (w)      Environment, Health, and Safety.............................12
         (x)      Disclosure..................................................12
         (y)      Investment..................................................12

4.       REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................13

         (a)      Organization of the Buyer...................................13
         (b)      Authorization of Transaction................................13
         (c)      Noncontravention............................................13
         (d)      Brokers' Fees...............................................13
         (e)      Financial Condition.........................................13
         (f)      Seller's Representations and Warranties.....................13

5.       PRE-CLOSING COVENANTS.............................................13-14

         (a)      General.....................................................14
         (b)      Notices and Consents........................................14
         (c)      Operation of Business.......................................14
         (d)      Preservation of Business....................................14
         (e)      Full Access.................................................14
         (f)      Notice of Developments......................................14

6.       CONDITIONS TO OBLIGATION TO CLOSE....................................14

         (a)      Conditions to Obligation of the Buyer....................14-15
         (b)      Conditions to Obligation of the Seller...................15-17

7.       TERMINATION..........................................................17

         (a)      Termination of Agreement.................................17-18
         (b)      Effect of Termination.......................................18

8.       MISCELLANEOUS........................................................18

         (a)      Survival of Representations and Warranties..................18
         (b)      Press Releases and Public Announcements.....................18
         (c)      No Third-Party Beneficiaries................................18
         (d)      Entire Agreement............................................18
         (e)      Succession and Assignment...................................18
         (f)      Counterparts................................................18
         (g)      Headings....................................................19
         (h)      Notices..................................................19-20
         (i)      Governing Law...............................................21
         (j)      Amendments and Waivers......................................21
         (k)      Severability................................................21
         (l)      Expenses....................................................21
         (m)      Construction.............................................21-22
         (n)      Incorporation of Exhibits and Schedules.....................22
         (o)      Limitations On Representations And Warranties...............22
         (p)      Cooperation Following The Closing...........................22
         (q)      Specific Performance........................................22
          (r)     Submission to Jurisdiction...............................22-23
         (s)      Employee Benefits Matters...................................23
         (t)      Bulk Transfer Laws..........................................23

Schedule 1= List of Acquired Assets
Schedule 2= List of Assumed Liabilities
Exhibit A= Form of Buyer 3 Year Note
Exhibit B= Form of Buyer 6 Month Note
Exhibit C= Form of Guarantee by Principals
Exhibit D= Form of Security Agreement
Exhibit E= Form of Bill of Sale and Assignments
Exhibit F= Form of Assumption
Exhibit G= Form of Side Agreements
Exhibit H= intentionally omitted
Exhibit I= Historical Financial Statements
Exhibit J= Form of Opinion of Counsel to the Seller \
Exhibit K= Form of Opinion of the counsel to Buyer
Disclosure Schedule = Exception to Representations and Warranties

                            ASSET PURCHASE AGREEMENT

         Agreement entered into as of November 25, 2002, by and between BAAR GROUP, INC., a New York corporation (the "Buyer"), and ATEC GROUP, INC., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to individually herein as a "Party" and collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets (and assume certain of the liabilities) of the Seller in return for cash and the Buyer Note (the "Transaction").

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       Definitions.

         "Acquired Assets" means all right, title, and interest in and to the assets of the Seller set forth on Schedule 1.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agreement" means this Asset Purchase Agreement.

         "Assumed Liabilities" means the liabilities set forth on Schedule 2.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer 3 Year Note" has the meaning set forth in ss.2(c) below.

         "Buyer 12 Month Note" has the meaning set forth in ss.2(c) below.

         "Buyer Notes" shall mean the Buyer 3 Year Note and the Buyer 6 Month Note.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in ss.2(d) below.

         "Closing Date" has the meaning set forth in ss.2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Fairness Opinion" has the meaning set forth in ss.6(b)(iv) below.

         "Financial Statement" has the meaning set forth in ss.3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Guarantee" has the meaning set forth in ss.2(c) below.

         "Included Personnel" has the meaning set forth in ss.3(u) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium). Subject to Section 3(m)(i), all rights to the name "ATEC" remain with the Seller.

         "Investment Banking Firm" has the meaning set forth in ss.6(b)(v) below.

         "Knowledge" means actual knowledge after reasonable investigation, provided, the Knowledge of any of the Principals shall not be attributed to the Seller or its directors, officers or employees. Knowledge of the Buyer shall be deemed to include the Knowledge of the Principals.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in ss.3(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in ss.3(g) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Other Party" has the meaning set forth in ss.7(a)(ii) below.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Principals" means the following persons who are stockholders of Buyer:
Ashok Rametra, B.J. Singh, Rajnish Rametra and Arvin Gulati.

         "Purchase Price" has the meaning set forth in ss.2(c) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreement" has the meaning set forth in ss.2(c) below.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Terminating Party" has the meaning set forth in ss.7(a)(ii) below.

         "Transaction" has the meaning set forth in the preface above.

2.       Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this ss.2.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

         (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing $4,278,184 (the "Purchase Price"), subject to the closing adjustments set forth below, by delivery of (i) its promissory note (the "Buyer 3 Year Note") in the form of Exhibit A attached hereto in the aggregate principal amount of $750,000; (ii) its promissory note (the "Buyer 12 Month Note") in the form of Exhibit B attached hereto in the aggregate principal amount of $1,000,000; and (ii) cash for the balance of the Purchase Price payable by wire transfer or delivery of other immediately available funds. The Buyer 3 Year Note shall bear an adjustable interest at the rate of one and a half percent (1.5%) per annum in excess of the prime rate as published by Citibank, from time to time, with all principal and interest amortized over a three year period and payable in equal monthly installments. The Buyer 12 Month Note shall bear an adjustable interest at the rate of one and a half percent (1.5%) per annum in excess of the prime rate as published by Citibank, from time to time, with all principal and interest amortized over a six month period and payable in equal monthly installments. In addition, payment of all principal and interest under each of the Buyer Notes shall be (i) guaranteed by the Principals (other than B.J. Singh) and (ii) secured by a security interest in substantially all of the assets of the Buyer in accordance with a security agreement. The forms of guarantee (the "Guarantee") and security agreement (the "Security Agreement") are attached hereto as Exhibits C and D, respectively.

                  The Purchase Price shall be adjusted at Closing, as follows:
                  (i) increased by an amount equal to thirty-four percent (34%) of the income from operations from Albany, New York City and New Jersey operations for the period commencing July 1, 2002 through and including the Closing Date; and (ii) reduced by an amount equal to the expenses allocated to the Long Island, New York operations (as agreed to between Seller and Buyer) for the period commencing July 1, 2002 through and including the Closing Date.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Silverman Sclar Byrne Shin & Byrne P.C. at 381 Park Avenue South, New York, New York 10016, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (e) Deliveries at the Closing. At the Closing: (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in ss.6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) a bill of sale and assignments (including, if applicable, Intellectual Property transfer documents) in the form attached hereto as Exhibits E and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit F and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; Buyer will deliver to the Seller agreements from the Principals who are employees of the Seller to the effect that they acknowledge the termination of their employment and employment agreements with the Seller and they release the Sellers from any further obligations arising out of such employment and employment agreements; (v) the Seller and Buyer will execute and deliver to each other the side agreements in the forms attached hereto as Exhibits G-1, G-2 and G-3; and (vi) the Buyer will deliver to the Seller the consideration specified in ss.2(c) above.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that to the Knowledge of the Seller, the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation..

         (b) Authorization of Transaction. Except for approval of the stockholders of the Seller, which approval is a condition precedent to the Closing of the Transaction, the Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, upon approval of the stockholders of the Seller, to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by general principals of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Seller and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller and its Subsidiaries is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). None of the Seller and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         (d) Brokers' Fees. The Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement of the Transaction.

         (e) Title to Assets. The Seller and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Acquired Assets.

         (f) Subsidiaries.ss.3(f) of the Disclosure Schedule sets forth for each Subsidiary of the Seller its name and jurisdiction of incorporation and the extent to which it owns any of the Acquired Assets.

         (g) Financial Statements. Attached hereto as Exhibit I are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets as of June 30, 2002 and 2001 and statements of income, changes in stockholders' equity, and cash flow for the fiscal years ended June 30, 2002, 2001 and 2000 (June 30, 2002 being the "Most
                  Recent Fiscal Year End") for the Seller and its Subsidiaries; and (ii) an unaudited consolidated balance sheet as of September 30, 2002 and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") for the three and nine months ended September 30, 2002 and 2001 for the Seller and its Subsidiaries. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except such changes required by change in GAAP and approved by the certified public accountants of ATEC), present fairly the financial condition of the Seller and its Subsidiaries as of such dates and the results of operations of the Seller and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Seller and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack complete footnote disclosures and other presentation items.

         (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Seller and its Subsidiaries that would materially affect the Acquired Assets in an adverse manner.

         (i) Undisclosed Liabilities. None of the Seller and its Subsidiaries has any Liability that would materially affect the Acquired Assets in an adverse manner (and to the best of the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth in the Most Recent Balance Sheet (and/or in any notes thereto); (ii) the Assumed Liabilities; and (iii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) Legal Compliance. Each of the Seller, its Subsidiaries, and their respective Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, for which the failure to so comply would materially affect the Acquired Assets in an adverse manner.

         (k) Tax Matters. There are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) of the Seller to pay any Tax.

         (l) Real Property. There is no real property included in the Acquired Assets.

         (m)      Intellectual Property.

                  (i) The Seller and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission its Intellectual Property. All rights to the names "ATEC" and "ATEC GROUP" and the logos related thereto remain with the Seller until such time as the Seller changes its name. Notwithstanding the foregoing; until such time as the Seller changes its name, the Seller shall license the foregoing names and logos to the Buyer in perpetuity. If and when the Seller changes its name, the foregoing names and Logos shall transfer to the Buyer.

                  (ii) None of the Seller and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller and its Subsidiaries has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Seller and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property.

                  (iii) ss.3(m)(iii) of the Disclosure Schedule identifies each license, agreement, or other permission which any of the Seller and its Subsidiaries has granted to any third party with respect to the Intellectual Property.

         (n) Inventory. The inventory of the Seller and its Subsidiaries is valued at the lower of cost or market and consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

         (o) Contracts.ss.3(o) of the Disclosure Schedule lists the following contracts and other agreements included in the Acquired Assets to which any of the Seller and its Subsidiaries is a party (collectively, the "Contracts"):

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Seller and its Subsidiaries, or involve consideration in excess of $10,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement concerning confidentiality or noncompetition;

                  (v) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (vi)     any collective bargaining agreement;

                  (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

                  (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (ix) any agreement under which the consequences of a default or termination could have a material adverse effect on any of the Acquired Assets; or

                  (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in ss.3(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.3(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (p) Notes and Accounts Receivable. All notes and accounts receivable of the Seller and its Subsidiaries included in the Acquired Assets are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet (and/or in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and its Subsidiaries.

         (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Seller and its Subsidiaries related to or that affect the Acquired Assets.

         (r) Insurance. There are no insurance policies or insurance included in the Acquired Assets.

         (s) Litigation. ss.3(s) of the Disclosure Schedule sets forth each instance related to or that affects the Acquired Assets in which any of the Seller and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the directors and officers (and employees with responsibility for litigation matters) of the Seller and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.3(s) of the Disclosure Schedule could result in any material adverse change in the Acquired Assets. None of the stockholders of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Seller and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Seller and its Subsidiaries.

         (t) Product Warranty. To the extent included in the Acquired Assets, each product manufactured, sold, leased, or delivered by any of the Seller and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Seller and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Most Recent Balance Sheet (and/or in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and its Subsidiaries.

         (u) Employees. To the Knowledge of any of the directors and officers (and employees with responsibility for employment matters) of the Seller and its Subsidiaries, no executive, key employee, or group of employees whose employment and/or consulting agreements are included in the Acquired Assets (collectively, the "Included Personnel") has any plans to terminate employment with any of the Seller and its Subsidiaries. None of the Seller and its Subsidiaries is a party to or bound by any collective bargaining agreement covering any Included Personnel, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes related to any Included Personnel. None of the Seller and its Subsidiaries has committed any unfair labor practice with regard to any Included Personnel. None of the directors and officers (and employees with responsibility for employment matters) of the Seller and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Included Personnel.

         (v)      Employee Benefits.

                  (i) ss.3(v) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Seller and its Subsidiaries maintains or to which any of the Seller and its Subsidiaries contributes that covers Included Personnel.

                           (A) Each such Employee Benefit Plan (and, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan.

                           (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan .

                           (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a)

                           (E) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) None of the Seller and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         (w) Environment, Health, and Safety. Each of the Seller, its Subsidiaries, and their respective Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, for which the failure to so comply would materially affect the Acquired Assets in an adverse manner.

         (x) Disclosure. The representations and warranties contained in this ss.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.3 not misleading.

         (y) Investment. The Seller (i) understands that the Buyer Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering pursuant to section 4(2) of the Securities Act and applicable state securities laws; (ii) is acquiring the Buyer Notes solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Notes, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, and (vi) the Seller acknowledges that the Buyer Notes shall bear a legend in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, hypothecated or otherwise transferred or disposed of in the absence of such registration, unless an exemption from the requirement of such registration is available under the circumstances at the time obtaining and demonstrated by opinion of counsel satisfactory to the Buyer."

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

         (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).


         (d) Brokers' Fees. Neither the Buyer nor any of the Principals has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection this Agreement or the Transaction.

         (e) Financial Condition. At Closing, the Buyer shall have cash of at least $500,000 and no material liabilities.

         (f) Seller's Representations and Warranties. To the Knowledge of the Buyer, each and every representation and warranty of the Seller contained in Section 3 of this Agreement and in the Seller's Disclosure Statement is true, complete and correct in all material respect.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

         (b) Notices and Consents. The Seller and the Buyer will give (and will cause each of the Seller's Subsidiaries to give) any notices to third parties, and the Seller will use its reasonable best efforts (and will cause each of its Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.3(c) above. Each of the Parties will (and the Seller will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above.

         (c) Operation of Business. The Seller will not (and will not cause or permit any of its Subsidiaries) to take action out of the Ordinary Course of Business, if such action would materially affect the Acquired Assets in an adverse manner.

         (d) Preservation of Business. The Seller will keep (and will cause each of its Subsidiaries to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees except to the extent that keeping its business and properties substantially intact does not materially affect the Acquired Assets in an adverse manner.

         (e) Full Access. The Seller will permit (and will cause each of its Subsidiaries to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Seller and its Subsidiaries to the extent that such access reasonably relates to the Buyer's due diligence investigation of the Acquired Assets.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.       Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth inss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) the Seller and its Subsidiaries shall have procured all of the third party consents specified inss.5(b) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
                           (C) affect adversely the right of the Buyer to own the Acquired Assets;

                  (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above inss.6(a)(i)-(iv) is satisfied in all respects;

                  (vi) the relevant parties shall have entered into side agreement in form and substance as set forth in Exhibit G-1 (agreement pursuant to which the Seller licenses the "Atec Group" name and logo to the Buyer) and the same shall be in full force and effect;

                  (vii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (viii) the Buyer shall have obtained a minimum of $500,000 in financing; and

                  (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth inss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) the Buyer shall have delivered to the Seller agreements from the Principals who are employees of the Seller and from John Pakiam to the effect that they acknowledge the termination of their employment and employment agreements with the Seller and they release the Seller from any further obligations arising out of such employment and employment agreements (including, but not limited to any rights upon termination, or any unvested stock appreciation rights, options, warrants or other rights to acquire stock of the Seller);

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) The Seller's shall have obtained an opinion (the "Fairness Opinion") from a recognized investment banking firm or other firm experienced in business appraisals (the "Investment Banking Firm") chosen by a committee of its Board of Directors (a majority of whose members are independent directors) to the effect that the Purchase Price to be paid for the Acquired Assets is fair;

                  (vi) the Seller's stockholders shall have approved this Agreement and the Transactions in conformance with the requirements of the Delaware General Corporation Law and the rules of the American Stock Exchange;

                  (vii) the Seller shall have complied with all relevant requirements of the American Stock Exchange and determined that effectuation of the Transactions will not result in the delisting of the Seller's securities from the American Stock Exchange;

                  (viii) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iv) is satisfied in all respects;

                  (ix) the relevant parties shall have entered into side agreements in form and substance as set forth in (a) Exhibit C (the Guarantees by each of the Principals);
                           (b) Exhibit D (the Security Agreement); (c) Exhibit G-2 (agreement pursuant to which the Buyer agrees to deliver 50% of the gross proceeds from the sale, lease or other form of disposition of any interest in or to any of the aforementioned Acquired Assets effected during the one year period commencing upon the Closing Date); and (d) Exhibit G-3 (agreement pursuant to which the Buyer agrees to pay to Seller certain New York State receivables upon receipt of such receivables); and the same shall be in full force and effect;

                  (x) the Buyer shall have delivered the consideration specified in ss.2(c), including, but not limited to, the Buyer 3 Year Note and the Buyer 12 Month Note;

                  (xi) the transaction by which all of the issued and outstanding capital stock of Interpharm Inc., a New York corporation, are exchanged for the capital stock of the Seller shall have been consummated;

                  (xii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to the Seller, and dated as of the Closing Date;

                  (xiii) the Seller shall have entered into a Pledge and Security Agreement with Alan Prefer wherein Alan Prefer pledges 100,000 shares of common stock of Buyer as security for the full performance of his obligations under than certain promissory note dated April 1, 2002, in the original principal amount of $40,000, and

                  (xiv) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

7.       Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer or Seller (the "Terminating Party") may terminate this Agreement by giving written notice to the other party (the "Other Party") on or before the 30 days following the date of this Agreement, provided, however, that should the Terminating Party terminate this Agreement pursuant to this ss.7(a)(ii), the Terminating Party shall pay to the Other Party the Other Party's accountable expenses associated with the Transaction up to a maximum of $250,000;

                  (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 1, 2003, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 1, 2003, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

8.       Miscellaneous.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement, or in any schedule, exhibit, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing hereunder for a period of thirty-six (36) months after the Closing Date; regardless of any investigation or disclosure made by or on behalf of the Parties. Notwithstanding the foregoing, if any schedule, exhibit, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement specifically states a different survival period, such different survival period shall govern with regard to that document.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller:

                  Atec Group, Inc.
                  69 Mall Drive
                  Commack, New York 11725
                  Attn: Jim Charles
                  Phone: (631) 543-2800
                  Fax: (631) 543-3780

                  Copy to:
                  Peter Silverman, Esq.
                  Silverman Sclar Byrne Shin & Byrne P.C.
                  381 Park Avenue South
                  New York, New York 10016
                  Phone: (212) 779-8600
                  Fax: (212) 779-8858

                  If to the Buyer:

                  Baar Group, Inc.
                  1762 Central Avenue
                  Albany, New York 12205
                  Attn: Ashok Rametra
                  Phone: (518) 452-3700
                  Fax: (518) 452-3939

                  Copy to:
                  Murray S. Carr, Esq.
                  1683 Western Avenue
                  Albany, New York 12203
                  Phone: (518) 862-0662
                  Fax: (518) 862-0921

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Notwithstanding the foregoing, the corporate laws of the state of Delaware shall govern all issues concerning the relative rights of the Seller and its stockholders.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that the Seller's ability to consent to any such amendment effected after the stockholders of the Seller have approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Buyer, the Seller and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of its Subsidiaries has borne or will bear any of the costs and expenses of the Seller (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The

                  Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Limitations On Representations And Warranties. Except for the representations and warranties set forth in this Agreement, the Acquired Assets are being sold "AS IS, WHERE IS, AND WITH ALL FAULTS." EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE ASSUMED LIABILITIES, THE AQUIRED ASSETS, OR ANY OTHER MATTER, EXPRESS OR IMPLIED, ORAL, OR WRITTEN. THE SELLER HEREBY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

         (p) Cooperation Following The Closing. Following the Closing, the Parties shall each deliver to the other such further information and documents and shall execute and deliver to the other such further instruments and agreements as the other shall reasonably request to consummate or confirm the Transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other the benefits of this Agreement.

         (q) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in ss.8(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

         (r) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Albany, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in ss.8(h) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         (s) Employee Benefits Matters. The Buyer will adopt and assume at and as of the Closing each of the Employee Benefit Plans that the Seller maintains and each trust, insurance contract, annuity contract, or other funding -arrangement that the Seller has established with respect thereto. The Buyer will ensure that the Employee Benefit Plans treat employment with any of the Seller and its Subsidiaries prior to the Closing Date the same as employment with any of the Buyer and its Subsidiaries from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual. The Seller will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans that the Buyer is adopting and assuming.

         (t) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


                                     * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                             BUYER:



                                             BAAR GROUP, INC.



                                             By: /s/ ASHOK RAMETRA
                                                 -------------------------------

                                                 Title: President
                                                        ------------------------



                                             SELLER:



                                             ATEC GROUP, INC.



                                             By: /s/ JAMES J. CHARLES
                                                 -------------------------------

                                                 Title: VP Finance and CFO
                                                        ------------------------

Schedule 1
ACQUIRED ASSETS

All of the Seller's and each of its subsidiaries' properties and assets, personal, tangible and intangible, of every kind and wherever situated, which are owned by the Seller or its subsidiaries or in which the Seller or its subsidiaries has any right, title or interest, including, without limiting the generality of the foregoing, their goodwill, franchises, telephone numbers, permits, licenses, Acquired Intellectual Property, supplies, their commercial papers, stocks, bonds and other investments, their accounts receivables, their insurance policies, their causes of actions, judgments, claims and demands of whatever nature, their tangible and intangible personal property of all kinds, their deferred charges, advance payments, pre-paid items, claims for refunds, rights of offset and credits of all kinds, all restrictive covenants and obligations of present and former officers and employees and of individuals and corporations, their accounts, general intangibles, returned and repossessed goods, and rights as an unpaid vendor, secured party of licensor, their credit balances, documents, instruments and other chooses in actions, their rights under contracts, purchase orders, personal property, leases, joint venture agreements or arrangements and other agreements, their files, papers and records relating to the aforesaid properties and assets, their inventory, securities, machinery, equipment, pre-paid expenses, work in process, contracts, tools, dies, office furniture and equipment, product literature and customer records, except the following:

1.       Employment agreement of Surinder Rametra.
2.       Employment agreement of Jim Charles.
3. Lease for the property located at 69 Mall Drive, Commack, New York 11725 (including the security deposit for such lease).
4. All machinery, equipment, fixtures, software, office furniture and equipment and telephone numbers located at the Commack, New York facility, including all leases, contracts, agreements and records relating to the aforesaid assets and properties located at the Commack, New York facility.
5.       Assets and properties in the Merrill Lynch broker account.
6. All insurance policies, including any premium deposits, refunds or rebates for such policy.
7.       Retainer in the amount of $10,000 paid to Skadden Arps Slate Meagher &
         Flom.
8.       Retainer in the amount of $5,000 paid to Weinick Sanders Leventhal & Co
         LLP.
9. New York State tax receivables in the amount of $71,730 as of June 30, 2002.
10. New York City MTA tax receivable in the amount of $5,153 as of June 30, 2002.
11.      Minute book, stock records and similar organizational documents.
12.      Captial Stock Exchange Agreement with Interpharm, Inc.
13. Promissory Note of Alan Prefer, dated April 1, 2002, in the original principal amount of $40,000.
14. Intellectual Property other than the other than the Intellectual Property relating to the Nexar division and, subject to Section 3(m)(i) of the Agreement, the "ATEC" and "ATEC Group" name and logo .

15. Receivable from Alan Prefer in connection with the $14,378 settlement paid by Seller in connection with garnishment by Alan Prefer's former wife.
16. Pledge and Security Agreement between Alan Prefer and Atec Group, Inc., dated April 1, 2002.
17.      401(k) Plan.
18.      ATEC Group, Inc. 2000 Flexible Stock Plan.
19.      ATEC Group, Inc. 1997 Stock Option Plan.
20.      Health Care Plan.
21.      Dental Insurance.
22.      Life Insurance policies.
23.      Disability Insurance policies.
24. Any tax receivables, deferred taxes or tax credits, other than the tax receivables of (a) Micro Computer Store, Inc. in the amount of $12,155 due from New York State and (b) Innovative Business Micros, Inc. in the amount of $3,071 due from New York State.
25. Stipulation and Agreement of Settlement in the Manavazian class action claim, including the Release, Indemnity and Settlement Agreement, between the Seller and National Union fire Insurance Company of Pittsburg, Pa
26. Capital stock of any of the Seller's Subsidiaries other than Micro Computer Store, Inc. and Innovative Business Micros, Inc.

Schedule 2
ASSUMED LIABILITIES

All liabilities and obligations, (a) reflected in the Seller's balance sheet as of June 30, 2002; (b) arising out of any claim asserted by Dean Bellaview; (c) arising out of any claim asserted by AMC Computer Corp.; (d) whether known or unknown, contingent or absolute, arising or accruing between the period of July 1, 2002 and the Closing Date; or (e) arising or resulting in any way out of an Acquired Asset, including any agreement, lease, instrument or license assigned to Buyer, accruing on or after the Closing Date, except the following:

1. Obligations arising out of the Capital Stock Exchange Agreement with Interpharm, Inc.

2.       The following accrued expenses:
                  a.       Anderson Realty in the amount of $156,130
                  b.       Steinbock litigation in the amount of $39,100
                  c.       Legett & Platt in the amount of $1,240
                  d.       Prudential in the amount of $23,000

3. Tax liabilities of Seller to the extent of any tax liability arising out of the income from operations during the period of July 1, 2002 and the Closing Date from the Seller's Albany, New York City and New Jersey operations.

4. Any expenses and liabilities arising out of the Manavazian class action claim.